Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KROENKE SPORTS & ENTERTAINMENT, LLC,

KSE MERGER SUB, INC.

AND

OUTDOOR CHANNEL HOLDINGS, INC.

DATED AS OF MARCH 13, 2013

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-ii-

EXHIBIT A    Support Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2013 (this “Agreement”), is made by and among Kroenke Sports & Entertainment, LLC, a Delaware limited liability company (“Parent”), KSE Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Outdoor Channel Holdings, Inc., a Delaware corporation (“OUTD”).

W I T N E S S E T H:

WHEREAS, the members of Parent and the Board of Directors of each of Merger Sub and OUTD have approved the consummation of the business combination provided for in this Agreement, pursuant to which Merger Sub will merge with and into OUTD, with OUTD surviving (the “Merger”), whereby, upon the terms and subject to the conditions set forth herein, the shares of OUTD Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, the members of Parent (the “Parent Members”) have (i) determined that it is in the best interests of Parent and its members to enter into this Agreement and (ii) approved this Agreement and approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of OUTD (the “OUTD Board”) has (i) determined that it is in the best interests of OUTD and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by OUTD of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend to OUTD’s stockholders that they adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend to its sole stockholder that it approve the Merger and adopt this Agreement; and

WHEREAS, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, certain stockholders of OUTD concurrently with the execution and delivery of this Agreement, have entered into a Support Agreement, in the form attached as Exhibit A (as amended or modified from time to time in accordance with its terms, the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into OUTD in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and OUTD shall be the surviving corporation (the “Surviving Corporation”).

(b) As soon as practicable on the Closing Date, the parties shall file a certificate of merger, certified by the Secretary of OUTD in accordance with the DGCL (the “Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time set forth in the Merger Filing in accordance with the DGCL.

(c) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of OUTD and Merger Sub, all as provided under the DGCL.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3. Organizational Documents. At the Effective Time, (i) the certificate of incorporation of OUTD in effect immediately prior to the Effective Time shall be amended by virtue of the Merger to be in a form reasonably acceptable to OUTD and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the by-laws of OUTD shall be amended by virtue of the Merger to be in a form reasonably acceptable to OUTD and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of Merger Sub or by applicable Law.

Section 1.4. Board Composition; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the

Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECTS OF THE MERGERS ON THE CAPITAL STOCK

OF OUTD; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on OUTD Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, OUTD or the holders of any shares of OUTD Common Stock:

(a) Conversion of OUTD Common Stock. Each share of OUTD Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of OUTD Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Shares, will be automatically converted into and will thereafter represent the right to receive $8.75 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, the OUTD Common Stock converted into the Merger Consideration pursuant to this Section 2.1(a) will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate previously representing any such OUTD Common Stock or shares of OUTD Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as an “OUTD Certificate”) will thereafter cease to have any rights with respect to such OUTD Common Stock except the right to receive the Merger Consideration.

(b) Cancellation of Certain Shares of OUTD Common Stock. Each share of OUTD Common Stock held by OUTD as treasury stock, each share of OUTD Common Stock held by any direct or indirect Subsidiary of OUTD, and each share of OUTD Common Stock owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof, in each case as of immediately prior to the Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto.

(c) Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of OUTD Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of OUTD Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive in lieu of the Merger Consideration payment of the appraised value of such Dissenting Shares determined in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.1(c), if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s

Dissenting Shares pursuant to Section 262 of the DGCL will cease. OUTD will give Parent (i) prompt notice of any written demands received by OUTD for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by OUTD relating to such holder’s rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. OUTD will not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demand for appraisal or offer to settle or settle any such demands, and Parent will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of OUTD.

(d) If after the date hereof and prior to the Effective Time, OUTD pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of OUTD Common Stock, then the Merger Consideration and any other similarly dependent items, as the case may be, will be appropriately adjusted to provide to the holders of the OUTD Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this provision.

Section 2.2. Surrender and Payment.

(a) Prior to the Effective Time, Parent will appoint an exchange agent reasonably acceptable to OUTD (the “Exchange Agent”) for the purpose of exchanging OUTD Certificates for Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than two Business Days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of OUTD Common Stock, whose shares of OUTD Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the OUTD Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as Parent and OUTD may reasonably agree, including instructions for use in effecting the surrender of OUTD Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent will cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of OUTD Common Stock, an amount of cash sufficient to be paid pursuant to Section 2.1, payable upon due surrender of the OUTD Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. All cash deposited with the Exchange Agent is referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund will not be used for any other purpose. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent; provided, that no such investment or losses thereon will affect the Merger Consideration payable to holders of shares of OUTD Common Stock entitled to receive such consideration and Parent will promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of OUTD Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments will be the property of, and paid to, Parent.

(c) Each holder of shares of OUTD Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of an OUTD Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor a check in the amount that such holder has the right to receive in cash, pursuant to Section 2.1 and this Article II. The Merger Consideration will be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of an OUTD Certificate) after receipt by the Exchange Agent of the OUTD Certificate and letter of transmittal in accordance with the foregoing, and in any event no later than three Business Days following the later to occur of (i) the Effective Time, and (ii) the Exchange Agent’s receipt of the OUTD Certificate and letter of transmittal in accordance with the foregoing. No interest will be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of OUTD Certificates.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered OUTD Certificate is registered, it will be a condition of such payment that (i) the surrendered OUTD Certificate will be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered OUTD Certificate or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there will be no further registration of transfers of shares of OUTD Common Stock. From and after the Effective Time, the holders of OUTD Certificates representing shares of OUTD Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of OUTD Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, OUTD Certificates are presented to the Exchange Agent or Parent, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by OUTD on shares of OUTD Common Stock in accordance with the terms of this Agreement prior to the date hereof and which remain unpaid at the Effective Time.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of OUTD Common Stock one year after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of OUTD Common Stock for the Merger Consideration in accordance with this Article II prior to that time will thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of OUTD Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or OUTD will be liable to any holder of shares of OUTD Common

Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of OUTD Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Laws, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of OUTD Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld (and paid to the applicable Governmental Authority) by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) In the event any OUTD Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed OUTD Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed OUTD Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or, if reasonably required by Parent, a bond in such reasonable sum as Parent may direct, as indemnity against any claim that may be made against Parent or the Exchange Agent in respect of OUTD Certificates alleged to have been lost, stolen or destroyed.

Section 2.3. OUTD Equity Awards.

(a) At the Effective Time, each option to purchase OUTD Common Stock (each, an “OUTD Stock Option”) outstanding immediately prior to the Effective Time granted under any equity or equity-based compensation plan or arrangement of OUTD (each, an “OUTD Incentive Plan”), whether vested or unvested, by virtue of the Merger and without any action by Parent, Merger Sub, OUTD or the holder of that OUTD Stock Option, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such OUTD Stock Option and (y) the number of shares of OUTD Common Stock subject to such OUTD Stock Option.

(b) At the Effective Time, each restricted share of OUTD Common Stock and each other equity award (other than an OUTD Stock Option) entitling the holder thereof to acquire OUTD Common Stock pursuant to the OUTD Incentive Plan (each, an “OUTD Equity Award”) outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, OUTD or the holder of that OUTD Equity Award, (A) shall become vested to the extent not already vested and (B) shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the product of (x) Merger Consideration and (y) the number of shares of OUTD Common Stock subject to such OUTD Equity Award.

(c) The payment of the amounts set forth in Section 2.3(a) and Section 2.3(b) in respect of the OUTD Stock Options and OUTD Equity Awards shall be reduced by any Tax withholding required under the Code or any applicable state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the holder of that OUTD Stock Option or OUTD Equity Award for all purposes under this Agreement.

(d) Prior to the Effective Time, the OUTD Board (or, if appropriate, any committee administering the OUTD Incentive Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 2.4. Merger Sub Common Stock. At the Effective Time, each share of capital stock of Merger Sub issued and outstanding prior to the Effective Time shall be cancelled and extinguished and converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.5. Closing Actions. At or prior to the Closing, Parent shall deliver to the Exchange Agent an amount of cash sufficient to be issued and paid pursuant to Section 2.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OUTD

Except as set forth in the OUTD Disclosure Schedule or in the OUTD SEC Reports filed prior to the date of this Agreement (excluding any disclosure included in any such OUTD SEC Report that is predictive or forward-looking in nature and excluding any risk factor and similar cautionary statement), OUTD represents and warrants to Parent and Merger Sub that all of the statements contained in this Article III are true and correct. Each disclosure set forth in the OUTD Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the OUTD Disclosure Schedule (other than Section 3.5(c)) to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

Section 3.1. Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(a) Organization, Standing and Corporate Power. Each of OUTD, its “significant subsidiaries” (as such term is used in Rule 1-02 of Regulation S-X of the Exchange Act) (the “OUTD Significant Subsidiaries”) and except as, individually or in the aggregate, has not had and would not reasonably be expected to have an OUTD Material Adverse Effect, each of the OUTD Subsidiaries (other than the OUTD Significant Subsidiaries), is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is incorporated or otherwise organized, and has all requisite corporate (or other entity) power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

Each of OUTD and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each other jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, in each case except for such failures to be duly qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an OUTD Material Adverse Effect.

(b) Charter Documents. OUTD has delivered or made available to Parent prior to the execution of this Agreement true, correct and complete copies of (i) its certificate of incorporation and any certificates of designation, as amended and currently in effect (collectively, the “OUTD Charter”), and its by-laws, as amended and currently in effect (together with the OUTD Charter, the “OUTD Organizational Documents”), and (ii) the certificate of incorporation, by-laws or operating or similar organizational documents of each of the OUTD Significant Subsidiaries, as amended and currently in effect (collectively, the “OUTD Subsidiary Organizational Documents”), and each such instrument is in full force and effect. Each of OUTD and the OUTD Significant Subsidiaries is not in violation of its OUTD Organizational Documents or OUTD Subsidiary Organizational Documents, respectively, and no other OUTD Subsidiary is in material violation of its certificate of incorporation, by-laws or operating or similar organizational documents, as amended and currently in effect.

(c) Subsidiaries. Section 3.1(c) of the OUTD Disclosure Schedule lists all the Subsidiaries of OUTD as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries listed on Section 3.1(c) of the OUTD Disclosure Schedule have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by OUTD free and clear of all Liens (other than any Permitted Liens described in clauses (viii) and (ix) of the definition of Permitted Liens) and free of preemptive rights.

Section 3.2. Capital Structure of OUTD. OUTD represents and warrants that:

(a) The authorized capital stock of OUTD consists of 75,000,000 shares of OUTD Common Stock and 25,000,000 shares of OUTD Preferred Stock. As of the close of business on March 4, 2013, (i) 25,855,976 shares of OUTD Common Stock and no shares of OUTD Preferred Stock were issued and outstanding, (ii) no shares of OUTD Common Stock were held by OUTD in its treasury and (iii) 989,649 shares of OUTD Common Stock remained reserved for issuance pursuant to the OUTD Incentive Plan. All of the outstanding shares of OUTD Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and except as contemplated by the Transaction, as of the date hereof, there are no (A) shares of capital stock of OUTD authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or commitments of any character, relating to the issued or unissued capital stock of OUTD or any OUTD Subsidiary, obligating OUTD or any OUTD Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, OUTD or any OUTD Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating OUTD or any OUTD Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or commitment and (C) outstanding contractual obligations of OUTD or any OUTD Subsidiary to repurchase, redeem or otherwise acquire any shares of OUTD Common Stock, or the capital stock of OUTD, any OUTD Subsidiary or any Affiliate of OUTD or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any OUTD Subsidiary or any other entity. No shares of OUTD Common Stock are held by any OUTD Subsidiary.

(b) As of the close of business on March 4, 2013, 250,000 OUTD Stock Options and 609,650 OUTD Equity Awards (which includes an aggregate of 482,208 restricted shares that are also included in the figure provided in Section 3.2(a)(i)) were outstanding pursuant to the OUTD Incentive Plan. Section 3.2(b) of the OUTD Disclosure Schedule sets forth a true, correct and complete list of (i) the exercise price, holder and number of shares underlying the OUTD Stock Options outstanding under the OUTD Incentive Plan as of the close of business on March 4, 2013, and (ii) the vesting schedule, holder and number of shares underlying the OUTD Equity Awards outstanding under the OUTD Incentive Plan as of the close of business on March 4, 2013. All shares of OUTD Common Stock that may be issued prior to the Effective Time under the OUTD Incentive Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in Section 3.2(a) and this Section 3.2(b), OUTD does not have any shares of its capital stock issued or outstanding, other than shares of OUTD Common Stock that have become outstanding after March 4, 2013 as a result of the exercise of OUTD Stock Options or the settlement of OUTD Equity Awards outstanding as of March 4, 2013.

(c) There are no contractual obligations for OUTD or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of OUTD or its Subsidiaries under the Securities Act.

(d) No bonds, debentures, notes or other evidences of Indebtedness or other obligations of OUTD having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for OUTD Common Stock having the right to vote) on any matters on which stockholders may vote (“OUTD Voting Debt”) are issued or outstanding as of the date hereof.

(e) As of the date hereof, there are no securities, options, warrants, calls, rights, commitments, Contracts or undertakings of any kind to which OUTD or any of its Subsidiaries is a party or by which any of them is bound obligating OUTD or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, OUTD Voting Debt or other voting securities of OUTD or any of its Subsidiaries, or obligating OUTD or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract or undertaking.

(f) Except for this Agreement, neither OUTD nor any of its Subsidiaries is a party to any currently effective Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, any capital stock of OUTD or any of its Subsidiaries.

(g) Other than its Subsidiaries, as of the date hereof, OUTD does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. There are no outstanding contractual obligations of OUTD or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any OUTD Subsidiary or any other Person, other than guarantees by OUTD of any Indebtedness or other obligations of any wholly-owned Subsidiary of OUTD and other than loans made in the ordinary course consistent with past practice to employees of OUTD and its Subsidiaries.

Section 3.3. Authority; Requisite Corporate Approval; Voting Requirements; No Conflict; Required Filings or Consents.

(a) Authority. OUTD has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the OUTD Stockholder Approval, to consummate the Transaction. The execution, delivery and performance of this Agreement by OUTD, and the consummation by OUTD of the Transaction, have been duly and validly authorized by all necessary corporate action on the part of OUTD, and no other corporate proceedings on the part of OUTD are necessary to authorize this Agreement or to consummate the Transaction, subject, in the case of the Merger, to receipt of the OUTD Stockholder Approval. This Agreement has been duly executed and delivered by OUTD. Assuming the due authorization, execution, delivery and performance of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of OUTD enforceable against OUTD in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Requisite Corporate Approval. The OUTD Board has (i) determined that this Agreement and the Transaction are fair to, and in the best interest of OUTD and all of its stockholders, (ii) declared it to be advisable for OUTD to enter into this Agreement and to consummate the Transaction, including the Merger; (iii) duly approved this Agreement and the Transaction, which approval has not been rescinded or modified, (iv) resolved, subject to Section 6.1(d), to recommend that the stockholders of OUTD vote in favor of the adoption of this Agreement and (v) directed, subject to Section 6.1(d), that this Agreement be submitted to a vote of the OUTD stockholders in accordance with this Agreement.

(c) Voting Requirements. OUTD represents and warrants that the affirmative vote of a majority of the outstanding shares of OUTD Common Stock entitled to vote thereon at a duly convened and held stockholders’ meeting in favor of the adoption of this Agreement (the “OUTD Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of OUTD that is required by Law and the OUTD Organizational Documents to approve and adopt this Agreement and authorize the consummation of the Transaction.

(d) No Conflict. The execution, delivery and performance of this Agreement by OUTD do not, and the consummation by OUTD of the Transaction and compliance by OUTD with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of OUTD or any of its Subsidiaries under, (i) any of the OUTD Organizational Documents (assuming the receipt of the OUTD Stockholder Approval), (ii) any of the Subsidiary Organizational Documents, (iii) any Contract or OUTD Permit or (iv) subject to the governmental filings and other matters referred to in Section 3.3(e), any Law applicable to OUTD or any of its Subsidiaries or their respective properties or assets, except in each of clauses (ii), (iii) and (iv) as, individually or in the aggregate, would and would not reasonably be expected to be material to the business or operations of OUTD and its Subsidiaries, taken as a whole.

(e) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to OUTD or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by OUTD or the consummation by OUTD of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any Competition Laws, (ii) such reports under, or other applicable requirements of, the Exchange Act, the Securities Act or the rules of The NASDAQ Stock Market or other appropriate exchange as may be required in connection with this Agreement and the Transaction, (iii) the filing of the Merger Filing with, and the acceptance for record of the Merger Filing by, the Secretary of State of the State of Delaware, (iv) the FCC Approval and (v) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as, individually or in the aggregate, would not and would not reasonably be expected to be material to the business or operations of OUTD and its Subsidiaries, taken as a whole.

Section 3.4. OUTD SEC Reports; Financial Statements; Information Supplied; Disclosure Controls; Internal Controls; Off-Balance Sheet Arrangements.

(a) OUTD SEC Reports. OUTD has made available to Parent a true, correct and complete copy of each report, registration statement, certification, definitive proxy statement and other document filed or furnished by OUTD with the SEC since January 1, 2011 (the “OUTD SEC Reports”), which are all the forms, reports and documents (other than preliminary material) required to be filed or furnished by OUTD with the SEC prior to the date of this Agreement and which were filed or furnished on a timely basis. As of their respective dates, the OUTD SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such OUTD SEC Reports, and (ii) did not at the time they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), and any OUTD SEC Reports filed or furnished with the SEC prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of OUTD, as of the date hereof, there are no unresolved SEC comments with respect to OUTD. None of OUTD’s Subsidiaries are required to file periodic reports with the SEC pursuant to the Exchange Act. OUTD SEC Reports included, or, if filed or furnished after the date hereof and prior to the Closing, will include, all certificates required to be included herein pursuant to Section 302 and 906 of the SOX Act and the internal control report and attestation of OUTD’s outside auditors required by Section 404 of the SOX Act.

(b) Financial Statements. Each set of financial statements of OUTD (including, in each case, any related notes thereto) contained in OUTD SEC Reports, including each OUTD SEC Report filed after the date hereof until the Closing (the “OUTD Financial Statements”), (i) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes), (ii) fairly present, or in the case of OUTD SEC Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects the financial position and consolidated results of operations and cash flows, as the case may be, of OUTD and its Subsidiaries as of their respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to OUTD and its Subsidiaries, taken as a whole and (iii) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.

(c) Information Supplied. The Proxy Statement will not, at the date the Proxy Statement is first mailed to OUTD’s stockholders and at the time of the OUTD Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the applicable published rules and regulations thereunder at the date the Proxy Statement is first mailed to OUTD’s stockholders and at the time of the OUTD Stockholder Approval. Notwithstanding the foregoing provisions of this Section 3.4(c), no representation or warranty is made by OUTD with respect to statements made in the Proxy Statement based on information supplied in writing, or required to be supplied (but that was not supplied), by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

(d) Disclosure Controls; Internal Controls. OUTD and its Subsidiaries have devised and maintain a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) receipts and expenditures of OUTD and any Subsidiaries being made only in accordance with authorization of management and (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of OUTD’s or any of its Subsidiaries’ assets that could have a material effect on OUTD’s financial statements. Each of OUTD and its Subsidiaries (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to OUTD SEC Reports, and (B) has disclosed to its auditors and the audit committee of OUTD Board, based on its most recent evaluation, (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and has disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls, and OUTD has provided to Parent copies of any such disclosure described in clauses (1) or (2).

(e) Off-Balance Sheet Arrangements. None of OUTD or any of its Subsidiaries has effected or engaged in any securitization transactions or “off-balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K of the SEC).

Section 3.5. Absence of Certain Changes or Events; No Material Adverse Effect.

(a) Since December 31, 2011 through the date hereof, OUTD and its Subsidiaries have not taken any action of the type described in Section 5.1, that, had such action occurred following the date of this Agreement without Parent approval, would be in violation of such Section 5.1;

(b) Since December 31, 2011 through the date hereof, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) affecting the business or assets of OUTD or any of its Subsidiaries that, individually or in the aggregate, is material to the business or operations of OUTD and its Subsidiaries, taken as a whole; and

(c) Since December 31, 2011, there has not been an event, occurrence, effect, change or circumstance, that has had or would reasonably be expected to have, individually or in the aggregate, an OUTD Material Adverse Effect.

Section 3.6. Compliance; Permits.

(a) OUTD and each of its Subsidiaries and their employees hold all material authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for OUTD and its Subsidiaries to own, lease and operate their respective properties and other assets and to carry on their respective businesses as they are now being conducted (collectively, the “OUTD Permits”), and all such OUTD Permits are valid and in full force and effect.

(b) OUTD and each of its Subsidiaries is, and has been since December 31, 2008, in material compliance with, and is not, to the knowledge of OUTD, under investigation with respect to any material violation of, and has not been given written notice or threatened in writing with any material violation of, the terms of the OUTD Permits and all applicable Laws relating to OUTD and each of its Subsidiaries or their respective businesses, assets or properties.

(c) Without limiting Section 3.6(b), OUTD and each of its Subsidiaries is, and has been since December 31, 2008, in material compliance with the following Laws, or has fulfilled requirements in connection with such Laws so that all Material Television Distributors are, and have been since December 31, 2008, in compliance with the following Laws, solely as such Laws relate to OUTD Network: (i) requirements for closed captioning of programming, including 47 C.F.R. §79.1 et seq. and (ii) requirements relating to children’s programming and commercial limitations, including 47 C.F.R. §76.225, in each case as such Laws are or were then in effect and/or may have been amended from time to time.

Section 3.7. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to OUTD and its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) OUTD and its Subsidiaries have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 3.7(a), except for Taxes as to which the failure to pay or adequately provide for would not, individually or in the aggregate, reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from OUTD or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not, individually or in the aggregate, reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole.

(d) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of OUTD, threatened in writing with respect to any material amount of Taxes due from or with respect to OUTD or any of its Subsidiaries.

(e) All material deficiencies for Taxes asserted or assessed in writing against OUTD or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the OUTD SEC Reports filed with the SEC prior to the date of this Agreement.

(f) Neither OUTD nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.8. Material Contracts.

(a) Section 3.8(a) of the OUTD Disclosure Schedule sets forth a complete and accurate list as of the date hereof of each of the following types of Contracts to which OUTD or any of its Subsidiaries are parties, or by which any of their assets or properties are bound and under which OUTD has any outstanding obligations:

(i) any Contract providing for indemnification of any Person by OUTD (other than OUTD’s Organizational Documents), except Contracts for goods and services entered into in the ordinary course of business consistent with past practice;

(ii) any Contract (excluding OUTD Affiliation Agreements) that (A) requires payments to or from OUTD of more than $150,000, annually, or $300,000, in the aggregate, and (B) is not cancelable by OUTD without liability on 75 or less days’ notice to the other party thereto;

(iii) any Contract (excluding OUTD Affiliation Agreements) that (A) contains any material non-compete or exclusivity provisions (or obligates OUTD to enter into any material non-compete or exclusivity arrangements) with respect to any line of business (including the ability to research, develop, manufacture, distribute, market or otherwise commercialize any product (including products under development) (“Line of Business”), geographic area or other conduct with respect to OUTD or, after consummation of the Transaction, Parent or any of its Affiliates or (B) materially restricts the conduct of any Line of Business by OUTD or, after consummation of the Transaction, by Parent or any of its Affiliates;

(iv) any Contract relating to Indebtedness under which OUTD is the lender or the borrower, or is guaranteeing any Indebtedness or the performance of any other Person;

(v) any agreement for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of OUTD, the performance of which involves consideration in excess of $50,000, annually, or $300,000, in the aggregate, in each case except for any agreement entered into the ordinary course of business consistent with prior practice;

(vi) any Contract (excluding OUTD Affiliation Agreements) involving a partnership, joint venture or the sharing of revenues, profits or expenses that is material to OUTD and its Subsidiaries taken as a whole;

(vii) any employment, consulting, termination or severance, change of control, or similar Contract requiring OUTD to make a payment solely as a result of the Transaction to any employee, director, officer or agent of OUTD or any of its Subsidiaries;

(viii) any collective bargaining Contract or other Contract with any labor organization, union or association material to OUTD and its Subsidiaries, taken as a whole;

(ix) any Contract for the disposition of the assets, capital stock, other equity interests, or business of OUTD or any Contract for the acquisition of any assets, capital stock, other equity interests, or any business of any other Person in excess of $50,000, individually, or $300,000, in the aggregate;

(x) any OUTD Material Affiliation Agreement and any OUTD Existing Content Agreement;

(xi) any agreements whereby a third-party production company, retailer or manufacturer produces a show at its expense and purchases a predetermined number of minutes of advertising within each airing (“Time-Buy Agreements”) that (A) requires payments to or from OUTD of more than $150,000, annually, or $300,000, in the aggregate, and (B) is not cancelable by OUTD without liability on 75 or less days’ notice to the other party thereto; and

(xii) any commitment to enter into any of the foregoing types of agreements.

(b) OUTD has made available to Parent complete and correct copies of each Contract listed or required to be listed in Section 3.8(a) of the OUTD Disclosure Schedule (collectively, the “OUTD Material Contracts”). All of the OUTD Material Contracts are valid and in full force and effect and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law), except (i) to the extent that they have previously expired or have been terminated in accordance with their terms or (ii) for any failures to be in full force and effect that, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole. Neither OUTD nor any of its Subsidiaries, nor, to the knowledge of OUTD, any counterparty to any of the OUTD Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any of the OUTD Material Contracts except in each case for those violations and defaults which, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole.

Section 3.9. OUTD Network and OUTD Affiliation Agreements; OUTD Existing Content Agreements; Distribution.

(a) OUTD is (a) the owner and operator of the OUTD Network and (b) a party to the OUTD Material Affiliation Agreements. Except as contemplated by the Transaction, (i) no Person (including program distributors) other than OUTD has or will have any options, warrants or other equity-like economic rights in the OUTD Network (or in OUTD or any of its Subsidiaries with respect to the OUTD Network), (ii) neither OUTD nor any of its Subsidiaries has assigned, delegated or novated any of its rights or obligations under the OUTD Material Affiliation Agreements with respect to the OUTD Network nor assigned, delegated or novated any of its rights or obligations with respect to management or operation of the OUTD Network, and (iii) none of OUTD or any of its Subsidiaries has any arrangement or commitment with any other Person with respect to the foregoing that is currently in effect.

(b) The consummation of the transactions contemplated by this Agreement will not result in the violation, loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any OUTD Material Affiliation Agreements or OUTD Existing Content Agreements.

(c) OUTD has no distribution with any distributor of the OUTD Network that is not a Material Television Distributor at a net effective rate that is less than the per OUTD Network subscriber net effective rate paid by any distributor which has most favored nations protection with respect to the net effective rate that it pays.

Section 3.10. Intellectual Property.

(a) All Intellectual Property used or held for use in, or necessary to conduct, the operation of the business of OUTD or any of its Subsidiaries (the “OUTD Intellectual Property”) is either owned by OUTD or one or more of its Subsidiaries (the “Owned OUTD Intellectual Property”) or is licensed to OUTD or one or more of its Subsidiaries pursuant to a valid and written license Contract applicable to the period of OUTD’s use thereof (the “Licensed OUTD Intellectual Property”).

(b) Section 3.10(b) of the OUTD Disclosure Schedule sets forth a complete and accurate list of all Owned OUTD Intellectual Property that is the subject of a registration or pending application for registration and lists, in each case, the owner, the jurisdiction and the application or registration number thereof (collectively, “OUTD Registered Intellectual Property”). OUTD or one of its Subsidiaries is the sole, exclusive and record owner of all Owned OUTD Intellectual Property free and clear of all Liens other than Permitted Liens. All material registrations for Registered Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired or abandoned and all application, registration, renewal and maintenance fees in relation thereto have been paid.

(c) Section 3.10(c)(1) of the OUTD Disclosure Schedule sets forth a true and complete list of all material Contracts (i) pursuant to which OUTD or any of its Subsidiaries are currently using any Licensed OUTD Intellectual Property (other than Time-Buy Agreements) or (ii) pursuant to which OUTD or any of its Subsidiaries has granted to a third party any current right in or to any OUTD Intellectual Property (collectively, the “OUTD IP Licenses”). Prior to the date hereof, Parent either has been supplied with, or has been given access to, a true and complete copy of each material written OUTD IP License, together with all amendments, supplements, waivers or other changes thereto. Each OUTD IP License is a legal, valid and binding obligation of OUTD or its Subsidiaries, as applicable, to the knowledge of OUTD is in full force and effect and is enforceable against OUTD or its Subsidiaries, as applicable, and, to the knowledge of OUTD, the other parties thereto. None of OUTD and its Subsidiaries is in material breach or violation of or default under any OUTD IP License and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by OUTD or any of its Subsidiaries or, to the knowledge of OUTD, the other parties thereto. Except as set forth on Section 3.10(b)(2) of the OUTD Disclosure Schedule, no licensor of Licensed OUTD Intellectual Property (x) has canceled or otherwise terminated, threatened to cancel or otherwise terminate or, to the knowledge of OUTD, intends to cancel or otherwise terminate, such license or (y) has materially decreased or limited, threatened to materially decrease or limit or, to the knowledge of OUTD, intends to materially decrease or limit such license. Upon the Closing, OUTD and its applicable Subsidiaries will continue to have the right to use all Licensed OUTD Intellectual Property on identical terms and conditions as OUTD and its Subsidiaries enjoyed immediately prior to the Closing.

(d) There is no pending or, to the knowledge of OUTD, threatened Action or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction challenging the ownership, validity, enforceability or registrability of any material Owned OUTD Intellectual Property, and neither OUTD nor any of its Subsidiaries has brought or threatened any claims, suits, arbitrations or other adversarial proceedings against any third party alleging misappropriation, infringement, dilution or violation of any material Owned OUTD Intellectual Property.

(e) To the knowledge of OUTD, (i) the conduct of OUTD’s and its Subsidiaries’ businesses as currently conducted does not infringe upon any material Intellectual Property rights owned or controlled by any third party, and (ii) no third party is misappropriating, infringing, diluting or violating any Owned OUTD Intellectual Property.

(f) The OUTD Intellectual Property is sufficient for OUTD to carry on its business from and after the Closing Date in all material respects as presently carried on by OUTD and its Subsidiaries, consistent with past practice. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, OUTD’s right to own, use, or hold for use any of the OUTD Intellectual Property.

(g) OUTD and each of its Subsidiaries take reasonable measures to protect the confidentiality of material Trade Secrets used in the operation of its respective business. Except as, individually or in the aggregate, would not and would not reasonably be expected to be material to OUTD and its Subsidiaries, taken as a whole, (i) no such Trade Secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a written non-disclosure agreement and (ii) no party to any non-disclosure agreement relating to such Trade Secrets is in breach or default thereof.

(h) Except as, individually or in the aggregate, would not and would not reasonably be expected to be material to OUTD and its Subsidiaries, taken as a whole, each employee, independent contractor and consultant who has developed material Intellectual Property on behalf of OUTD or any of its Subsidiaries has done so either as an employee within the scope of his, her or its employment or as an independent contractor pursuant to a written “work made for hire” or assignment agreement that conveys to either OUTD or its Subsidiaries, as applicable, any and all right, title and interest of such employee, independent contractor or consultant in and to such Intellectual Property.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in an OUTD Material Adverse Effect, neither OUTD nor any of its Subsidiaries has experienced any defects in the material Software used in their respective businesses as currently conducted that have not been substantially resolved, including any error or omission in the processing of any data. OUTD and its Subsidiaries have in place disaster recovery and business continuity plans and procedures, substantially consistent with industry practice for businesses of a type and size comparable to OUTD and its Subsidiaries.

(j) OUTD and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”), a true, correct and complete copy of which has been provided to Parent prior to the date hereof. OUTD and each of its Subsidiaries are in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information and with OUTD’s and its Subsidiaries’ Privacy Policy. Except as, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole, OUTD and its Subsidiaries have taken reasonable measures to ensure that all Personal Information gathered in the course of their respective businesses is protected against loss and against unauthorized access, use, disclosure or other misuse. Upon the Closing, OUTD or its Subsidiaries will own all such Personal Information and continue to have the right to use such Personal

Information on identical terms and conditions as OUTD or its Subsidiaries, as applicable, enjoyed immediately prior to the Closing.

Section 3.11. Properties.

(a) All real property and interests in real property owned in fee by OUTD or any OUTD Subsidiary (individually, an “OUTD Owned Property”) are set forth on Section 3.11(a) of the OUTD Disclosure Schedule. With respect to each material OUTD Owned Property, subject only to (A) Permitted Liens, (B) zoning, building and other similar restrictions, and (C) discrepancies, conflicts in boundary lines, shortages in area, encroachments, or any other non-monetary Liens of a minor nature: (i) OUTD or an OUTD Subsidiary has good and marketable fee simple title to all material OUTD Owned Property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any material OUTD Owned Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of material OUTD Owned Properties and there are no parties (other than OUTD or any OUTD Subsidiary) in possession of any material OUTD Owned Property, and (iv) to OUTD’s knowledge, there are no physical conditions or defects at any of the material OUTD Owned Properties which impair or would be reasonably likely to materially impair the continued operation and conduct of the business of OUTD and its Subsidiaries, taken as a whole. Any material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any OUTD Owned Property are set forth in Section 3.11(a) of the OUTD Disclosure Schedule.

(b) All real property and interests in real property leased by OUTD or any OUTD Subsidiary and any prime or underlying leases related thereto (individually, an “OUTD Leased Property”; OUTD Owned Property and OUTD Leased Property being sometimes referred to herein collectively as “OUTD Property”) are set forth on Section 3.11(b) of the OUTD Disclosure Schedule. OUTD or an OUTD Subsidiary has good and valid leasehold title to all OUTD Leased Property, subject only to Permitted Liens and matters described in clauses (B) and (C) of Section 3.11(a). Prior to the date hereof, a true, correct and complete copy of each lease for OUTD Leased Property, together with any amendments or modifications thereto (individually, a “OUTD Real Property Lease”) for each OUTD Leased Property has been made available to Parent. With respect to each OUTD Real Property Lease, (i) each lease is valid, binding and in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) neither OUTD nor any of its Subsidiaries or, to the knowledge of OUTD, any other party to such OUTD Real Property Lease is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent thereunder, and (iii) neither OUTD nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy such OUTD Leased Property or any portion thereof, and there are no parties (other than OUTD or any OUTD Subsidiary) in possession of any OUTD Leased Property or any portion thereof.

(c) The OUTD Property comprises all Real Property used in the conduct of the business of OUTD and its Subsidiaries.

(d) As of the date hereof, neither OUTD nor any of its consolidated Subsidiaries has received notice of any pending, and to the knowledge of OUTD, there are no threatened, condemnation proceedings with respect to any OUTD Property.

Section 3.12. Litigation; No Undisclosed Liabilities.

(a) Except for any Action that may be commenced after the date of this Agreement with respect to the Transaction, there is no Action which would reasonably be expected to result in damages to OUTD or its Subsidiaries in excess of $250,000 pending or, to the knowledge of OUTD, threatened against or affecting OUTD or any of its Subsidiaries or any of their respective properties or assets. Neither OUTD nor any of its Subsidiaries is subject to any Order of, or before, any Governmental Authority, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to OUTD and its Subsidiaries, taken as a whole. To the knowledge of OUTD, there are no investigations pending or threatened by any Governmental Authority with respect to OUTD or any of its Subsidiaries or any of their properties or assets.

(b) Neither OUTD nor any of its Subsidiaries has any liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, other than liabilities or obligations (i) reflected in the OUTD Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the last filed OUTD Financial Statement, (iii) incurred by or on behalf of OUTD in connection with this Agreement and the Transaction or (iv) that, individually or in the aggregate, has not and would not reasonably be likely to have an OUTD Material Adverse Effect.

Section 3.13. Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”), or anti-takeover provision in OUTD’s Organizational Documents, would prohibit or restrict the ability of OUTD to perform its obligations under this Agreement or its ability to consummate the Transaction, including the Merger.

Section 3.14. Labor Matters.

(a) Neither OUTD nor any of its Subsidiaries is a party to any collective bargaining agreement or any other agreement with a labor union or labor organization, nor is any such agreement presently being negotiated. Except as would not reasonably be likely to be material to OUTD and its Subsidiaries, taken as a whole, the execution of this Agreement and the consummation of the Transaction by OUTD (i) will not result in any breach or other violation of any collective bargaining agreement or any other agreement with a labor union or labor organization to which OUTD or any of its Subsidiaries is a party and (ii) does not require any notification to or consent by any labor union, labor organization or works council.

(b) To the knowledge of OUTD, and except as would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole, in the U.S. (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council, or labor organization to organize any employees of OUTD or any of its Subsidiaries, (ii) no demand for recognition of any employees of OUTD or any of its Subsidiaries has been made by or on behalf of any labor union, works council or labor organization and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of OUTD or any of its Subsidiaries or group of employees of OUTD or any of its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative.

(c) There is no pending or, to the knowledge of OUTD, threatened, material labor strike, dispute, walk-out, work-stoppage, slow-down or lockout involving OUTD or any of its Subsidiaries, except where such labor strike, dispute, walk-out, work-stoppage, slow-down or lockout, individually or in the aggregate, has not been and would not reasonably be likely to be material to OUTD and its Subsidiaries, taken as a whole.

(d) Neither OUTD nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retaining Notification Act of 1988 or any similar state or local applicable Law prior to the date of this Agreement that remains unsatisfied.

Section 3.15. Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.15(a) of the OUTD Disclosure Schedule sets forth a true, correct and complete list of each OUTD Benefit Plan. With respect to each OUTD Benefit Plan, OUTD has provided or made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and summaries of material modifications; and (iv) the two most recent years’ Form 5500 and attached schedules and audited financial statements, if any.

(b) Each OUTD Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS as to its qualification and, to the knowledge of OUTD, no event has occurred that would reasonably be expected to adversely affect such qualification. Each of the OUTD Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. No material liability under Title IV of ERISA has been incurred by OUTD, any OUTD Subsidiary or any ERISA Affiliate of OUTD that has not been satisfied in full (other than with respect to amounts not yet due). There are no pending or, to the knowledge of OUTD, threatened, material claims by or on behalf of any of the OUTD Benefit Plans, by any employee or beneficiary covered under any OUTD Benefit Plan or otherwise involving any OUTD Benefit Plan (other than routine claims for benefits).

(c) Neither OUTD nor any ERISA Affiliate or any predecessor thereof contributes to or has been obligated to contribute during the preceding six years to any “multiemployer pension plan,” as defined in section 3(37) of ERISA.

(d) No OUTD Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of OUTD or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or required to avoid the excise tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(e) Except as set forth in Section 3.15(e) of the OUTD Disclosure Schedule, neither the execution of this Agreement or the consummation of the Transaction by OUTD (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of OUTD or any OUTD Subsidiary to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any OUTD Benefit Plan or (iii) result in any material breach or violation of, default under or limit OUTD’s right to amend, modify or terminate any OUTD Benefit Plan.

(f) Except as set forth in Section 3.15(f) of the OUTD Disclosure Schedule, no amount or other entitlement that could be received as a result of the Transaction (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to OUTD would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of OUTD or any OUTD Subsidiary is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed on such Person.

Section 3.16. Environmental Matters.

(a) The operations of OUTD and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws, including possession and compliance with the terms of all OUTD Permits required by Environmental Laws and there are not present or, to the knowledge of OUTD, past facts or circumstances that would materially increase the cost of maintaining such compliance in the future.

(b) Except as, individually or in the aggregate, would not and would not reasonably be expected to result in a material liability to OUTD and its Subsidiaries, taken as a whole, there are no pending, or to the knowledge of OUTD, threatened Actions under or pursuant to Environmental Laws against OUTD or any of its Subsidiaries or involving any Real Property currently or, to the knowledge of OUTD, formerly operated or leased by OUTD or any of its Subsidiaries or to which OUTD or any of its Subsidiaries could be deemed to hold or have held title or against any Person whose liability OUTD or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(c) OUTD and its Subsidiaries have not received notice of any allegations of any Environmental Liabilities and, to the knowledge of OUTD, no facts, circumstances or conditions exist that have resulted in or are reasonably likely to result in material Environmental Liabilities.

Section 3.17. Insurance. All material insurance policies of OUTD and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary for the industries in which OUTD and its Subsidiaries operate. Neither OUTD nor its Subsidiaries are in material breach or default under, and neither OUTD nor its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any insurance policies.

Section 3.18. Foreign Corrupt Practices and International Trade Sanctions and Ethical Practices. To the knowledge of OUTD, neither OUTD, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used or promised any OUTD or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable to OUTD or its Subsidiaries at that time, or any other similar applicable Law, (b) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

Section 3.19. Interested Party Transactions. There are no Contracts or other transactions or series of similar transactions between OUTD or any of its Subsidiaries, on the one hand, and (a) any current or former officer or director of OUTD, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of OUTD or (c) any Affiliate of OUTD or, to the knowledge of OUTD, any Affiliate of any such officer, director or record or beneficial owner, on the other hand, that are currently in effect, except in each case other than as filed as an exhibit to or otherwise described in OUTD SEC Reports filed with the SEC prior to the date hereof or Contracts between or among OUTD and any of its Subsidiaries or between or among any of OUTD’s wholly-owned Subsidiaries.

Section 3.20. Brokers and Advisors. OUTD represents and warrants that, except for fees payable to Lazard Frères & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of OUTD or its Affiliates. A true and complete copy of the agreement with respect to the engagement of Lazard Frères & Co. LLC has previously been made available to Parent.

Section 3.21. Opinion of Financial Advisor. OUTD represents and warrants that the OUTD Board has received the opinion of Lazard Frères & Co LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received in the Merger by holders of OUTD Common Stock is fair, from a financial point of view, to such holders.

Section 3.22. FCC Authorization. The Radio Station Authorization for a Fixed Earth Station, Call Sign: E050285, File Number: SES-LIC-20051011-01398 (the “FCC Authorization”) granted by the Federal Communications Commission (the “FCC”) held by OUTD or its Subsidiaries is in full force and effect and has not been revoked, suspended, canceled, rescinded or terminated and has not expired, and is not subject to any material conditions except for conditions applicable to similar licenses generally or as otherwise disclosed on the face of such FCC Authorization and has been issued for the full term permitted by law. OUTD and its Subsidiaries are operating, and have operated their licensed facility(ies) which are covered by the FCC Authorization in compliance in all material respects with the terms of the FCC Authorization, the Communications Act of 1934, and FCC rules and policies, and OUTD and its Subsidiaries have, in all material respects, timely filed all material applications, reports and other FCC disclosures required by FCC rules and policies to be filed with respect to the FCC Authorization and have, in all material respects, timely paid all FCC regulatory fees with respect thereto. Except for administrative rulemakings before the FCC, pending legislative proposals in the United States Congress, or other governmental proceedings affecting the communications industry generally, there is not pending or, to the knowledge of OUTD, threatened by or before the FCC or any court of competent jurisdiction any proceeding, notice of violation, order of forfeiture or complaint or investigation against or relating to OUTD or any of its Subsidiaries with respect to the FCC Authorization or the licensed facility(ies) covered thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to OUTD that all of the statements contained in this Article IV are true and correct. Each disclosure set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Parent Disclosure Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

Section 4.1. Organization, Standing and Organizational Power; Charter Documents; Subsidiaries; Formation of Merger Sub.

(a) Organization, Standing and Organizational Power. Parent is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Delaware, and has all requisite organizational (or other entity) power and authority and all requisite approvals from any Governmental Authorities necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each other jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, in each case except for such failures to be duly qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Parent Material Adverse Effect.

(b) Formation of Merger Sub. Parent has duly organized Merger Sub and Merger Sub is validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are outstanding and are validly issued, fully paid and non-assessable, and owned by Parent free and clear of any pledges or Liens (other than statutory Liens for current Taxes not yet due and any Permitted Liens described in clauses (viii) and (ix) of the definition of Permitted Liens). Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder and matters ancillary hereto.

Section 4.2. Authority; Requisite Limited Liability Company Approval; Voting Requirements; No Conflict; Required Filings Or Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transaction, have been duly and validly authorized by all necessary limited liability company or corporate action on the part of each of them, and no other limited liability company or corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transaction, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub. Assuming the due authorization, execution, delivery and performance of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Requisite Limited Liability Company Approval. The requisite vote of the Parent Members has (i) determined that it is in the best interests of Parent to enter into this Agreement and (ii) approved this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby. No other vote of holders of any class or series of equity interests of Parent is required by Law and the certificate of formation and operating agreement of Parent (the “Parent Organizational Documents”) to approve and adopt this Agreement and authorize the consummation of the Transaction.

(c) No Conflict. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation by each of Parent and Merger Sub of the Transaction and compliance by each of Parent and Merger Sub with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries under, (i) any of the Parent Organizational Documents, (ii) the certificate of incorporation or bylaws of Merger Sub (assuming the receipt of the approval of the sole stockholder of Merger Sub), (iii) any Contract or Parent Permit or (iv) subject to the governmental filings and other matters referred to in Section 4.2(d), any Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except in each of clauses (ii), (iii) and (iv) (with respect to its Subsidiaries other than Merger Sub) as, individually or in the aggregate, would not and would not reasonably be expected to be material to the business or operations of Parent and its Subsidiaries, taken as a whole.

(d) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any Competition Laws, (ii) such reports under, or other applicable requirements of, the Exchange Act or the Securities Act as may be required in connection with this Agreement and the Transaction, (iii) the filing of the Merger Filing with, and the acceptance for record of the Merger Filing by, the Secretary of State of the State of Delaware and (iv) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as, individually or in the aggregate, would not and would not reasonably be expected to be material to the business or operations of Parent and its Subsidiaries, taken as a whole.

Section 4.3. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to OUTD’s stockholders and at the time of the OUTD Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 4.3(a), no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of Parent or Merger Sub specifically for inclusion or reference therein.

Section 4.4. Litigation; No Undisclosed Liabilities. Except for any Action that may be commenced after the date of this Agreement with respect to the Transaction, there is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets that would have, or would reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order of, or before, any Governmental Authority, except as, individually or in the aggregate, is not and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, there are no investigations pending or threatened by any Governmental Authority with respect to Parent or any of its Subsidiaries or any of their properties or assets that would have, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.5. Takeover Statutes. No Takeover Statute or anti-takeover provision in the Parent Organizational Documents, would prohibit or restrict the ability of Parent or Merger Sub to perform their obligations under this Agreement or their ability to consummate the Transaction, including the Merger.

Section 4.6. Brokers and Advisors. Parent represents and warrants that, except for fees payable to Allen & Company LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent or its Affiliates.

Section 4.7. Financing. Assuming the accuracy of the representations and warranties of the Company set forth in Sections 3.2 and 3.12(b), Parent has sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the aggregate Merger Consideration and to perform its obligations under this Agreement with respect to the transactions contemplated by this Agreement, including the treatment of OUTD Stock Options and OUTD Equity Awards pursuant to Section 2.3 and all payments, fees and expenses payable by Parent related to or arising out of the consummation of the transactions contemplated by this Agreement (collectively, the “Closing Amounts”), other than any amounts necessary to refinance (or repay as a result of any acceleration arising as a result of the transactions contemplated by this Agreement) any of OUTD’s existing indebtedness (collectively, the “Refinancing Amounts”), and (b) on the Closing Date, immediately prior to the Effective Time, will have sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the Closing Amounts and the Refinancing Amounts.

Section 4.8. No Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns, directly or indirectly, or is the record holder of, and is not a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of OUTD Common Stock or any option, warrant or other right to acquire any shares of OUTD Common Stock.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Conduct of OUTD’s Business.

(a) Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Section 5.1(a) of the OUTD Disclosure Schedule, (iii) consented to by Parent in writing or (iv) required by any Law, OUTD agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, OUTD shall, and shall cause each of its Subsidiaries to, (x) use its reasonable best efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings), and (z) use its reasonable best efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business, services of its current officers and key employees, and relations with customers, suppliers, licensors, licensees, distributors, Governmental Authorities and others having commercial/business dealings with OUTD or any of its Subsidiaries.

(b) In addition, and without limiting the generality of Section 5.1(a), OUTD agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Section 5.1(b) of the OUTD Disclosure Schedule, (iii) consented to by Parent in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by any Law, OUTD shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

(i) amend or otherwise change, or fail to comply with, the OUTD Organizational Documents or the OUTD Subsidiary Organizational Documents;

(ii) make any change in its authorized or issued capital stock or other equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action, in each case, except upon the exercise or conversion of any OUTD Stock Option or OUTD Equity Award outstanding on the date hereof for shares of OUTD Common Stock;

(iii) split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, in each case, except upon the exercise or conversion of any OUTD Stock Option or OUTD Equity Award outstanding on the date hereof for shares of OUTD Common Stock;

(iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of OUTD, except for dividends and distributions by a direct or indirect wholly-owned Subsidiary of OUTD to OUTD or a direct or indirect wholly-owned Subsidiary of OUTD;

(v) modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, any OUTD Material Contract, or enter into any other Contract that, if existing on the date of this Agreement, would be an OUTD Material Contract, in each case, except in the ordinary course of business;

(vi) enter into, modify or amend in any material respect, or waive, release or assign any material rights or material claims under, any Affiliation Agreement;

(vii) enter into any agreement with respect to the voting of the capital stock of OUTD;

(viii) issue any Indebtedness, other than (A) the incurrence of Indebtedness under the OUTD Credit Facilities for working capital purposes in the ordinary course of business consistent with past practice not to exceed $50,000, (B) for extensions, renewals or refinancings (with new Indebtedness in amounts not greater than the existing Indebtedness being replaced) of existing Indebtedness or (C) inter-company Indebtedness;

(ix) acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, all or substantially all of the assets of any Person, business or business unit, merge or consolidate with any Person or form any joint venture;

(x) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of OUTD or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

(xi) enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business;

(xii) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of OUTD and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

(xiii) enter into any hedging arrangements, except in the ordinary course of business;

(xiv) make or commit or agree to make any capital expenditures in excess of $50,000, individually, or $300,000, in the aggregate, except in the ordinary course of business consistent with past practice or in accordance with OUTD’s current capital expenditure budget;

(xv) make any loans, advances or capital contributions to, or investments in, any Person (other than wholly-owned Subsidiaries of OUTD), except for advances to employees and directors for travel and business expenses in the ordinary course of business consistent with past practices;

(xvi) cancel, release, compromise or settle any material Action, or waive or release any material rights of OUTD, including any Action that relates to the Transaction, except in the ordinary course of business consistent with past practice;

(xvii) except as required by Law or by the terms of the applicable OUTD Benefit Plan, enter into, adopt, amend in any material respect or otherwise modify in any material respect any OUTD Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any OUTD Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any OUTD Benefit Plan, merge or transfer any OUTD Benefit Plan or the assets or liabilities of any OUTD Benefit Plan, change the sponsor of any OUTD Benefit Plan, or terminate or establish any OUTD Benefit Plan, in each case, other than new employment arrangements made in the ordinary course of business, consistent with past practices, in each case, with non-officer employees who have annual compensation of no greater than $100,000;

(xviii) grant any increase in the compensation or benefits of directors, officers or employees of OUTD or any OUTD Subsidiary, except (A) as required under the terms of an employment agreement or (B) with respect to non-officer employees in the ordinary course of business, consistent with past practice;

(xix) enter into, renew or amend any collective bargaining agreement;

(xx) make any material change in any method of accounting or accounting practice policy other than as required by applicable Law or by a change in GAAP or similar principles in foreign jurisdictions;

(xxi) make or change any material Tax election;

(xxii) change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

(xxiii) revalue any assets unless required by GAAP; or

(xxiv) authorize, agree or otherwise commit to take any of the foregoing actions.

Section 5.2. Conduct of Parent’s Business.

(a) Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. No Solicitation.

(a) Subject to Section 6.1(b), Section 6.1(c) and Section 6.1(d) during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, OUTD shall not, and shall not permit its Subsidiaries to, and shall not permit its Representatives to, directly or indirectly: (i) initiate, knowingly encourage, knowingly facilitate or solicit (including in each case by way of furnishing non-public information of OUTD or any of its Subsidiaries to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or offer (written or oral) that constitutes, or would reasonably be expected to lead to, an Alternative Proposal,

(ii) initiate, knowingly encourage, participate in or solicit any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by OUTD, any of its Representatives or a third party), other than Parent or any of its Representatives, regarding or in furtherance of such inquiries or relating to an Alternative Proposal, (iii) provide any non-public information, documentation or data of OUTD or any of its Subsidiaries to any Person, other than Parent or any of its Representatives, relating to an Alternative Proposal, (iv) otherwise cooperate with any effort or attempt to make, implement or accept any Alternative Proposal, (v) adopt or approve any Alternative Proposal, or propose the approval or adoption of any Alternative Proposal, or resolve or agree to take any such action or (vi) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to any Alternative Proposal (other than an Acceptable Confidentiality Agreement as set forth in the provisions of Section 6.1(c)). OUTD shall immediately cease, and cause its Subsidiaries and direct its Representatives to terminate, any cooperation with or assistance or participation in any inquiries or proposals of any Persons made prior to the date hereof, and any discussions or negotiations with any Persons conducted theretofore by OUTD, its Subsidiaries or any of its Representatives, in each case, with respect to any Alternative Proposal, and request and instruct to be returned or destroyed all non-public information provided by or on behalf of OUTD or any of its Subsidiaries to such Person relating to an Alternative Proposal.

(b) From and after the date of this Agreement, OUTD shall advise Parent orally and in writing of (i) the receipt by OUTD or any of its Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Alternative Proposal, specifying the material terms and conditions thereof and the identity of the party making the Alternative Proposal, and (ii) any material modifications to the financial or other material terms and conditions of such Alternative Proposal, in each case as promptly as practical (and in any event within 24 hours) of OUTD’s receipt thereof. OUTD shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits OUTD from providing such information to Parent and shall otherwise keep Parent reasonably informed of the status of any discussions or negotiations.

(c) If at any time following the date of this Agreement and prior to obtaining the OUTD Stockholder Approval (i) OUTD has received a written Alternative Proposal from a third party that the OUTD Board believes in good faith to be bona fide, (ii) such Alternative Proposal did not result from a breach of this Section 6.1 and (iii) the OUTD Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then OUTD may (A) furnish information with respect to OUTD and its Subsidiaries to the Person making such Alternative Proposal and (B) engage and participate in discussions or negotiations with the Person making such Alternative Proposal regarding such Alternative Proposal; provided, that OUTD (x) will not, and will not permit its Subsidiaries to, and will not permit its Representatives to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement with such Person and (y) will promptly (and in any event within 24 hours) provide to Parent any non-public information concerning OUTD or its Subsidiaries provided or made available to such other Person which was not previously made available to Parent.

(d) (i) If a material event, fact, change, development or set of circumstances, in each case, that relates to OUTD, Parent or the transactions contemplated hereby, but does not relate to any Alternative Proposal and which first becomes known to the OUTD Board after the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the OUTD Board as of the date hereof) and prior to obtaining the OUTD Stockholder Approval (an “Intervening Event”) or (ii) if OUTD receives an Alternative Proposal which the OUTD Board concludes in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent in accordance with this Section 6.1(d), then, in each case, the OUTD Board may at any time prior to obtaining the OUTD Stockholder Approval, if it determines in good faith, after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the OUTD Board to the OUTD stockholders under applicable Law (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the OUTD Board Recommendation (a “Board Recommendation Change”) or (B) only in the case of clause (ii) of this Section 6.1(d), approve or recommend such Superior Proposal and/or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 8.1(e); provided, however, that OUTD shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless at or concurrently with such termination OUTD pays the Termination Fee in full and otherwise complies with the provisions of Section 8.3; and provided, further, that the OUTD Board may not make a Board Recommendation Change pursuant to the foregoing clause (A), approve or recommend any Superior Proposal or terminate this Agreement pursuant to the foregoing clause (B) (x) if, in the case of clause (B), such Superior Proposal resulted from a breach by OUTD of this Section 6.1 and (y) unless, in the case of clauses (A) and (B):

(i) the OUTD Board shall have first provided at least four (4) Business Days prior written notice (a “Notice”) to Parent that it is prepared to take the applicable action in response to an Intervening Event or a Superior Proposal, as applicable, which notice shall (i) describe such Intervening Event or Superior Proposal, as applicable, in reasonable detail, and (ii) in the case of a Superior Proposal, be accompanied by the most current version of all relevant written agreements or proposals relating to the transaction that constitute such Superior Proposal (it being agreed that the Notice and any amendment or update to such Notice and the determination to so deliver such Notice, or update or amend public disclosures with respect thereto shall not constitute a Board Recommendation Change for purposes of this Agreement); and

(ii) Parent does not make, within such four-Business Day period, a binding, written, irrevocable offer to modify the terms of this Agreement that would, in the good faith judgment of the OUTD Board (after consultation with outside legal counsel and financial advisors), cause the Alternative Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that would obviate the need to make a Board Recommendation Change in the event of an Intervening Event, as applicable, in each case, taking into consideration any risk of non-consummation and all legal, financial, regulatory and other aspects of such proposal. OUTD agrees that, during the four-Business Day period prior to its effecting a Board Recommendation Change or taking another action permitted by clause (B), OUTD and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated hereunder such that the Alternative Proposal in question no longer constitutes a Superior Proposal or that would obviate the need to make a Board Recommendation Change in the event of an Intervening Event. Each successive modification to the price or any other material term of any Alternative Proposal shall constitute a new Acquisition Proposal for purposes of this Section 6.1(d) and shall require a new Notice under Section 6.1(d)(i), if applicable; provided, that, the Notice period shall be shortened in such case from four (4) Business Days to three (3) Business Days, and each reference to four (4) Business Days or a four (4)-Business Day period in this Section 6.1(d) shall be deemed to be three (3) Business Days or a three (3)-Business Day period, as applicable.

(e) Nothing contained in this Agreement shall prohibit OUTD or the OUTD Board from (i) taking and disclosing to the OUTD stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act with respect to an Alternative Proposal or (ii) making any disclosure to the stockholders of OUTD (other than a Board Recommendation Change, which may be made only in accordance with Section 6.1(d)) if OUTD determines in good faith, after consultation with its legal counsel, that such disclosure is required under applicable Law or required under the rules and regulations of any applicable stock exchange (including The NASDAQ Stock Market); provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an express rejection of any applicable Alternative Proposal together with an express reaffirmation of its recommendation to its stockholders in favor of the Transaction and the Merger shall be deemed to be a Board Recommendation Change.

(f) In the event that OUTD makes a Board Recommendation Change, it shall promptly make a public announcement of such change and such announcement and shall set forth the material reasons for such change.

Section 6.2. Preparation of SEC Documents. As promptly as practicable after the execution of this Agreement, OUTD shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of OUTD relating to the meeting of OUTD’s stockholders (the “OUTD Stockholders’ Meeting”) to be held to consider the approval of the Merger, and shall use all commercially reasonable efforts to respond (in consultation with Parent and giving due consideration to any comments made by Parent) as promptly as reasonably practicable to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. Parent shall furnish all information as may be reasonably requested by OUTD in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made (in each case including documents incorporated by reference therein) without providing Parent with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to OUTD or Parent, or any of their respective Affiliates, directors or officers, should be discovered by OUTD or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of OUTD. OUTD or Parent, as applicable, will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement, or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement or the Merger. OUTD and Parent shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, Parent shall cooperate with OUTD in the preparation of the Proxy Statement and shall furnish OUTD with all information concerning it and its Affiliates as Parent (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. OUTD and Parent shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information. OUTD and Parent shall each bear fifty percent (50%) of all fees, costs and expenses of the financial printer and other Persons for the printing and mailing of the Proxy Statement.

Section 6.3. OUTD Board Recommendation. Subject to Section 6.1(d), the OUTD Board shall recommend that OUTD’s stockholders vote in favor of approval of the matters described in Section 3.3(c) (the “OUTD Board Recommendation”) and OUTD, acting through the OUTD Board, shall include in the Proxy Statement such recommendation, and shall otherwise use its reasonable best efforts to obtain OUTD Stockholder Approval.

Section 6.4. OUTD Stockholders’ Meeting. As promptly as practicable after the Proxy Statement is prepared and OUTD has mailed (or otherwise made electronically available) the Proxy Statement to OUTD’s stockholders, OUTD shall take, in accordance with applicable Law and the OUTD Organizational Documents, all action reasonably necessary to convene the OUTD Stockholders’ Meeting to consider and vote upon the approval of the Transaction, to cause such vote to be taken and to obtain the OUTD Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, OUTD may, with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), postpone or adjourn the OUTD Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the OUTD Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which OUTD has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of OUTD prior to the OUTD Stockholders’ Meeting or (iv) if OUTD has delivered the Notice contemplated by Section 6.1(d) and the time periods contemplated by Section 6.1(d) have not expired.

Section 6.5. Access to Information; Confidentiality; Public Announcements.

(a) Subject to the Confidentiality Agreement and subject to applicable Law, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each of OUTD and Parent shall, and shall cause its Subsidiaries to, afford to the other party and to the directors, officers, employees, consultants, accountants, counsel, advisors and other agents and representatives of such other party (collectively, “Representatives”), reasonable access at reasonable times during normal business hours on reasonable notice to their respective properties, books, Contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party) and, during such period, each of OUTD and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the other party information concerning its business, properties and personnel, in each case, as such other party may reasonably request; provided, that nothing in this Section 6.5(a) or Section 6.5(b) shall require a party to provide any access, or to disclose any information, if permitting such access or disclosing such information would reasonably be expected to (i) violate applicable Law, (ii) violate any of its obligations with respect to confidentiality (provided that such party shall use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure in a manner that would not violate such obligations) or (iii) result in the loss of attorney-client or similar privilege (provided that such party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). No review pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of Parent, OUTD and Merger Sub shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any non-public information in accordance with the terms of the Confidentiality Agreement.

(c) Except with respect to any Board Recommendation Change made in accordance with the terms of this Agreement, and subject to Section 6.1(e), each of Parent, OUTD and Merger Sub hereby agrees that it shall not, and shall cause its Affiliates and representatives not to, issue or cause the publication of any press release or other public statement or any written communications to investors, employees and vendors with respect to this Agreement or the Transaction without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure (i) is required by applicable Law or the rules and regulations of any applicable stock exchange (including The NASDAQ Stock Market), in which case the party making such determination will use its reasonable best efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance or (ii) contains only information that has already been included in a prior public statement made in accordance with this Section 6.5(c) and such party has provided the other parties hereto with advance notice of such press release or public announcement.

Section 6.6. Antitrust Filings; Reasonable Best Efforts.

(a) Each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and to cause the conditions set forth in Article VII to be satisfied as promptly as practicable. In furtherance and not in limitation of the foregoing, as promptly as practicable after the date hereof (to the extent not made prior to the date hereof), Parent shall (or shall cause its applicable Affiliates to) and OUTD shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under Competition Laws relating to the Transaction, (ii) use their reasonable best efforts to obtain all other necessary actions, waivers, consents, licenses, OUTD Permits or Parent Permits, as applicable, authorizations, Orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (iii) use their reasonable best efforts to obtain all consents, approvals or waivers from third parties that are necessary to consummate the Transaction, (iv) execute, deliver and perform any such additional instruments reasonably necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and (v) use their reasonable best efforts to provide all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 6.6(a).

(b) Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information, including documentary materials, made by the Federal Trade Commission, the United States Department of Justice or any other Governmental Authorities relating to the Transaction, and act in good faith and reasonably cooperate with the other parties in connection with any investigation of any Governmental Authority relating to the Transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice relating to the Transaction. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law.

(c) Notwithstanding the foregoing, in connection with efforts to obtain the termination or expiration of any waiting period under any applicable Competition Laws, (i) in no event shall “reasonable best efforts” of any party include entering into a consent decree or other commitment containing such party’s agreement to hold separate or divest its or its Subsidiaries’ plants, assets or businesses, or agreeing to any limitations on its or its Subsidiaries’ conduct or actions, and in no event shall any party be required to take any of the foregoing actions and (ii) nothing herein shall require OUTD or Parent to take any action with respect to compliance with Competition Law or the obtaining of any consent, clearance or the expiration of any applicable waiting period under Competition Law which would bind such Person or its Subsidiaries irrespective of whether the Closing occurs.

(d) OUTD and Parent shall each bear fifty percent (50%) of all costs, expenses and fees incurred or payable to any other Person in connection with complying with Section 6.6(a)(i), including filing fees under the HSR Act and under any other applicable antitrust or competition laws.

Section 6.7. Fees and Expenses. Except as set forth in Sections 6.2, 6.6(d), 6.14, 8.3 and 9.16 of this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees or expenses.

Section 6.8. Notification of Certain Matters. OUTD shall give prompt notice to Parent, and Parent shall give prompt notice to OUTD, of any change or event that would have or would reasonably be expected to have, individually or in the aggregate, an OUTD Material Adverse Effect, or an Parent Material Adverse Effect, respectively, or which would be reasonably likely to result in the failure of any of the conditions to the obligations of the other party set forth in Article VII to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.8 will not limit, expand or otherwise affect the representations, warranties, covenants or agreements of the parties or the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.9. Stockholder Litigation. OUTD shall keep Parent reasonably informed with respect to the defense or settlement of any stockholder Action against it and its directors relating to the Transaction. OUTD shall give Parent the opportunity to consult with it regarding the defense or settlement of any such stockholder Action and shall not settle any such Action without the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.10. Indemnification, Exculpation and Insurance.

(a) Each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume and perform the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, managers, members or officers of OUTD and its Subsidiaries that are existing, and any person who becomes a director or officer prior to the Effective Time (each an “Indemnified Party”) as provided in the OUTD Organizational Documents or OUTD Subsidiary Organizational Documents, as applicable, or any indemnification Contract between such Indemnified Party, on the one hand, and OUTD or its Subsidiaries, as applicable, on the other hand (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Effective Time and shall continue in full force and effect in accordance with their terms. For no less than six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and bylaws (or similar organizational documents, as applicable) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of OUTD and its Subsidiaries than are presently set forth in the OUTD Organizational Documents or the OUTD Subsidiary Organizational Documents, as applicable.

(b) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall expressly assume the obligations set forth in this Section 6.10.

(c) Prior to the Effective Time, OUTD and Parent may obtain and fully pay for “tail” insurance policies with a claims period of no more than six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage no less favorable than OUTD’s and Parent’s existing policies, respectively, with respect to matters existing or occurring at or prior to the Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby) and, if such policies have been obtained, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect after the Effective Time; provided, however, that in satisfying its obligation under this Section 6.10(c), none of OUTD, Parent or Parent shall pay more than 225% of the annual premium paid as of the date of this Agreement by OUTD or Parent, as applicable, to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, OUTD and Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount. If, as of the Effective Time, either OUTD or Parent shall not have obtained the “tail” policies described in the previous sentence, for six (6) years after the Effective Time, Parent shall maintain (directly or indirectly through OUTD’s or Parent’s existing insurance programs, as applicable) in effect OUTD’s and Parent’s current directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby), covering each Person currently covered by OUTD’s and Parent’s directors’ and officers’ liability insurance policy, as applicable, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent with another insurance company of comparable standing to OUTD’s or Parent’s current insurer, as applicable, and containing terms and conditions, including with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers; provided, further, that in satisfying its obligation under this Section 6.10(c), none of OUTD, Parent or Parent shall pay more than 225% per annum of the annual premiums paid as of the date of this Agreement by OUTD or Parent, as applicable, to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, OUTD and Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.

(d) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under a “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such person.

Section 6.11. No Other Representations and Warranties.

(a) Except for the representations and warranties contained in Article IV or the Support Agreement, OUTD acknowledges and agrees that neither Parent nor any other Person on behalf of Parent makes, nor has OUTD relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided to or made available to OUTD in connection with the Transaction. Subject to Section 4.3 and Section 6.2, neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to OUTD or any other Person resulting from the distribution to OUTD, or OUTD’s use of, any such information, including any information, documents, projections, forecasts or other material made available to OUTD in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article IV or in an applicable section of the Parent Disclosure Schedule.

(b) Except for the representations and warranties contained in Article III, Parent acknowledges and agrees that neither OUTD nor any other Person on behalf of OUTD makes, nor has Parent relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to OUTD or with respect to any other information provided to or made available to Parent in connection with the Transaction. Subject to Section 3.4 and Section 6.2, neither OUTD nor any other Person will have or be subject to any liability or obligation to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article III or in an applicable section of the OUTD Disclosure Schedule.

Section 6.12. Performance by Parent and Merger Sub. Parent shall cause Parent and Merger Sub to timely perform all of their respective covenants, agreements and obligations under this Agreement and the other agreements contemplated hereby.

Section 6.13. Employee Matters.

(a) For one year following the Effective Time, Parent shall cause each employee of OUTD and its subsidiaries immediately prior to the Effective Time, who continues as an employee of Parent or an applicable subsidiary (including OUTD and its subsidiaries) (such employees, with their eligible dependents, “OUTD Participants”), to be eligible to participate, in either, at Parent’s sole discretion, (i) the OUTD Benefit Plans, excluding any incentive, equity or bonus plans, on substantially the same terms as in effect immediately prior to the Effective Time, or (ii) substantially similar plans or arrangements of Parent or its applicable subsidiary (“Parent Plans”), excluding any incentive, equity or bonus plans, or (c) a combination of clauses (a) and

(b) so that the OUTD Participants shall have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans, excluding any incentive, equity or bonus plans. To the extent Parent elects to have the OUTD Participants participate in the Parent Plans following the Closing Date, (i) each OUTD Participant will receive credit for purposes of eligibility to participate and vesting under such for years of service with the Company (or any predecessors) prior to the Closing Date, and (ii) Parent will use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which such OUTD Participants will participate to be waived and will use commercially reasonable efforts to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

(b) From and after the Effective Time, (i) nothing in this Agreement shall prohibit Parent or any of its Affiliates from amending, modifying or terminating, any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by Parent or any of its Affiliates (including, for the avoidance of doubt, OUTD), including each OUTD Benefit Plan, and (ii) nothing in this Agreement shall require Parent or any of its Affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement; provided, that notwithstanding the foregoing, Parent shall not take any action that would result in OUTD Participants not receiving substantially similar benefits as similarly situated employees of Parent and its Subsidiaries. Nothing in this Agreement shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any OUTD Benefit Plan, (ii) create any right or benefit in any Person other than the signatories of this Agreement, (iii) guarantee employment of any employee for any period of time after the Effective Time or preclude the ability of Parent or any of its Affiliates to terminate the employment of any employee, or (iv) create a binding employment agreement with any employee.

Section 6.14. FCC Approval. Except as otherwise contemplated by this Agreement, (i) the parties will cooperate to prepare such application(s) as may be commercially reasonable and necessary for submission to the FCC (the “FCC Application”) in order to obtain the FCC’s approval of the transfer of control of the FCC Authorization (the “FCC Approval”) and will promptly file (no later than 15 Business Days following the date that this Agreement is executed) such FCC Application with the FCC; (ii) each of the Parties will (A) diligently take, or cooperate in the taking of, all necessary, desirable, proper and reasonable best efforts, and provide any additional information, reasonably required or requested by the FCC with respect to the FCC Application; (B) keep the other informed of any material communications (including any meeting, conference or telephonic call) and will provide the other copies of all correspondence between it (or its advisors) and the FCC with respect to the FCC Application; (C) permit the other to review any material communication relating to the FCC Application to be given by it to the FCC; (D) to notify as soon as reasonably practicable the other in the event it becomes aware of any other facts, actions, communications or occurrences that would reasonably be expected to affect FCC approval of the FCC Application; (E) oppose any petitions to deny or other objections filed with respect to the FCC Application and any requests for reconsideration or judicial review of the FCC Approval; and (F) not take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Approval. The fees required by the FCC for the filing of the FCC Application will be borne one half by OUTD and one half by Parent.

Section 6.15. Financing Cooperation. Upon the request of Parent, OUTD shall use its commercially reasonable efforts to provide reasonable cooperation in connection with any of Parent’s efforts to arrange and consummate any amendment to, or replacement or supplement of, Parent’s credit facilities in connection with the Transaction; provided that such cooperation does not unreasonably interfere with the ongoing operations of OUTD and its Subsidiaries. Anything in this Section 6.15 to the contrary notwithstanding, until the Effective Time occurs, neither OUTD nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Parent credit facilities, (iii) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with the Parent credit facilities or (iv) be required to take any action in his/her capacity as a director of OUTD or any of its Subsidiaries with respect to Parent’s credit facilities. Parent shall promptly, upon request by OUTD, reimburse OUTD for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by OUTD or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 6.15, and shall indemnify and hold harmless OUTD, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of any amendment to, or replacement or supplement of, Parent’s credit facilities, and any information used in connection therewith (other than information provided by OUTD or any of its Subsidiaries) and all other actions taken by OUTD, its Subsidiaries and their respective Representatives pursuant to this Section 6.15.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each party to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 7.1(a) which may not be waived by any party) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The OUTD Stockholder Approval shall have been obtained.

(b) Governmental Consents and Approvals. All filings with, and all consents, approvals and authorizations of, any Governmental Authority required to be made or obtained by Parent, OUTD or any of their Subsidiaries to consummate the Transaction, shall have been made or obtained, except for those the failure of which to be made or obtained does not have and would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect and/or an OUTD Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Transaction).

(c) No Injunctions or Restraints. No Law or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal or enjoins the consummation of the Transaction.

(d) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) applicable to Parent, OUTD or any of their respective Affiliates in connection with the Merger under the HSR Act shall have been terminated or shall have expired.

(e) FCC. Either (i) the FCC Approval shall have been granted without any conditions which would have a Material Adverse Effect on the parties on a combined basis after the Merger is completed or (ii) (A) OUTD shall have entered into a lease with a third party or an Affiliate of Parent on terms not less favorable to OUTD than the terms set forth in Schedule 7.1(e) (if any) to gain access to a fixed earth station that enables OUTD to provide the same services it provides pursuant to the FCC Authorization and (B) the FCC Authorization shall have been cancelled.

Section 7.2. Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in (i) Article III (other than those representations and warranties set forth in clauses (ii) and (iii) below) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date, in all cases, except where the failure of such representations and warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, an OUTD Material Adverse Effect (it being agreed that for purposes of this Section 7.2(a), all representations and warranties shall be deemed not to be qualified by any reference to “material,” “Material Adverse Effect” or similar qualifiers other than the representations and warranties in Section 3.4(b)(ii) and Section 3.5(c)); (ii) the first sentence of Section 3.1(a), Section 3.1(b) as it applies to OUTD’s Organizational Documents, Section 3.2 (other than Section 3.2(c), (f) and (g)), Section 3.3(a), Section 3.3(b) and Section 3.3(c) and Section 3.13 shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date, and (iii) Section 3.5(c) shall be true and correct in all respects on the date of this Agreement.

(b) Performance of Obligations of OUTD. OUTD shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date (other than obligations under Section 6.8).

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or would reasonably be expected to have, an OUTD Material Adverse Effect.

(d) Officer’s Certificates. Parent shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of OUTD to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) FIRPTA Certificate. OUTD shall have delivered to Parent a certificate that interests in OUTD are not U.S. real property interests within the meaning of Section 897(c) of the Code, which certificate shall be provided pursuant to Treasury Regulation Section 1.1445-2(c)(3) and shall conform to Treasury Regulation Section 1.897-2(h).

(f) Payoff Letters. Parent shall have received payoff letters from the lenders under the OUTD Credit Facility which evidence the required payments to satisfy in full the outstanding obligations under the OUTD Credit Facility.

Section 7.3. Additional Conditions to Obligations of OUTD. The obligations of OUTD to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in (i) Article IV (other than those representations and warranties set forth in clause (ii) below) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date, in all cases, except where the failure of such representations and warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect (it being agreed that for purposes of this Section 7.3(a), all representations and warranties shall be deemed not to be qualified by any reference to “material,” “Parent Material Adverse Effect” or similar qualifiers); and (ii) the first sentence of Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.2(b) and Section 4.5 shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.

(b) Performance of Obligations of Parent. Parent shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date (other than obligations under Section 6.8).

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or would reasonably be expected to have, an Parent Material Adverse Effect.

(d) Officer’s Certificates. OUTD shall have received officer’s certificates duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (subject to the terms hereof) after obtaining the OUTD Stockholder Approval, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual written consent of OUTD and Parent;

(b) by either OUTD or Parent:

(i) if the Transaction shall not have been consummated by the close of business on September 13, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party whose breach of this Agreement was the principal cause of the Closing not to occur;

(ii) if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and nonappealable;

(iii) if the OUTD Stockholder Approval shall not have been obtained at the OUTD Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken;

(c) by OUTD upon a breach or violation of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) and in any such case, such breach or violation shall be incapable of being cured by the Effective Time, or such breach or violation is not cured within 30 days following receipt of written notice by OUTD of such breach or violation;

(d) by Parent upon a breach or violation of any representation, warranty, covenant or agreement on the part of OUTD set forth in this Agreement, which breach or violation would result in the failure to satisfy either of the conditions set forth in Section 7.3(a) or Section 7.3(b) and in any such case, such breach or violation shall be incapable of being cured by the Effective Time, or such breach or violation is not cured within 30 days following receipt of written notice by Parent of such breach or violation;

(e) by OUTD prior to receipt of the OUTD Stockholder Approval, in accordance with Section 6.1(d); or

(f) by Parent if (i) OUTD has delivered a Notice or a Board Recommendation Change has occurred with respect to OUTD, (ii) a tender offer or exchange offer for all outstanding shares of capital stock of OUTD is commenced by a third party and the OUTD Board recommends in favor of such tender offer or exchange offer by its stockholders, (iii) OUTD or the

OUTD Board (or any committee thereof) approves or recommends, or enters into or allows OUTD or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Alternative Proposal (other than an Acceptable Confidentiality Agreement), (iv) within five (5) Business Days of a written request by Parent for OUTD to reaffirm the OUTD Board Recommendation following the date any Alternative Proposal or any material modification thereto is first published or sent or given to the stockholders of OUTD, OUTD fails to issue a press release that reaffirms the OUTD Board Recommendation, (v) OUTD shall have failed to include in the Proxy Statement distributed to its stockholders the OUTD Board Recommendation or (vi) OUTD or the OUTD Board (or any committee thereof) shall publicly propose any of the foregoing.

Any party terminating this Agreement pursuant to paragraphs (b)-(f) of this Section 8.1 shall give written notice of such termination to the other parties in accordance with this Agreement, which written notice shall specify the provision or provisions hereunder pursuant to which such termination is being effected.

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Section 6.5(b), Section 6.7, Section 8.3 and this Section 8.2, as well as the rest of Article IX to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement and (b) that nothing herein shall relieve any party from liability for any willful and material breach of any representation, warranty or covenant of such party contained herein prior to the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. For purposes of this Section 8.2, a “willful and material breach” shall mean a material breach of this Agreement that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or a failure to take such act would, or would be reasonably expected to, result in a material breach of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the rights of any party under Section 9.15 prior to the termination of this Agreement.

Section 8.3. Termination Fee. Notwithstanding anything to the contrary set forth in this Agreement:

(a) OUTD shall pay a fee to Parent in the amount of One Million Dollars ($1,000,000) (such amount, the “Termination Fee”), if:

(i) OUTD terminates this Agreement pursuant to Section 8.1(e);

(ii) Parent terminates this Agreement pursuant to Section 8.1(f); or

(iii) (A) OUTD or Parent terminates this Agreement pursuant to Section 8.1(b)(iii), (B) at the time of such termination (or, if applicable the OUTD Stockholders’ Meeting) an Alternative Proposal shall have been proposed to OUTD or the OUTD Board or publicly announced and (C) within 12 months following the date of such termination, OUTD shall have entered into a definitive agreement with respect to an

Alternative Proposal (and such transaction is subsequently consummated) or an Alternative Proposal shall have been consummated; provided, however, that for purposes of clause (C) of this Section 8.3(a)(iii), the references to “25%” in the definition of Alternative Proposal shall be deemed to be references to “50%”.

(b) OUTD shall pay the Termination Fee by wire transfer of immediately available funds (i) at or concurrently with the termination of this Agreement as set forth in Section 6.1(d) in the case of Section 8.3(a)(i), (ii) within two (2) Business Days following the termination of this Agreement in the case of Section 8.3(a)(ii) and (iii) within two Business Days of the event giving rise to the payment of the Termination Fee in the case of Section 8.3(a)(iii). For the avoidance of doubt, any payment to be made by OUTD under this Section 8.3 shall be payable only once to Parent with respect to this Section 8.3 and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If OUTD fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount at the prime lending rate prevailing at such time as published in the Wall Street Journal from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment. If, in order to obtain such payment, Parent commences a suit that results in judgment for Parent for such amount, OUTD shall pay Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties further acknowledges that the payment of the Termination Fee by OUTD is not a penalty, but is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fees or expenses are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d) The parties further acknowledge and agree that in no event shall any former, current or future direct or indirect equity holders, controlling Persons, representatives, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of OUTD or Parent (collectively, “Non-Recourse Parties”) have any other liability relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, and no party hereto, its Subsidiaries or any of their Affiliates shall seek (and such party shall cause its controlled Affiliates not to seek) any monetary damages or any other recovery, judgment, or damages of any kind against any of the Non-Recourse Parties, and such party, its Subsidiaries and their Affiliates shall be precluded from any remedy against any of the Non-Recourse Parties at law or in equity or otherwise.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement that by its terms contemplates performance after the Effective Time.

Section 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to OUTD, to:

Outdoor Channel Holdings, Inc.

43455 Business Park Drive

Temecula, CA 92590

Fax No: (951) 676-9260

Attention: Catherine Lee, General Counsel

with copies (which shall not constitute notice hereunder) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Fax No: (415) 947-2099

Attention: Robert T. Ishii, Esq.

and

Wilson Sonsini Goodrich & Rosati, P.C.

12235 El Camino Real, Suite 200

San Diego, CA 92130

Fax No: (858) 350-2399

Attention: Martin J. Waters, Esq.

(b)	if to Parent or Merger Sub, to:

Kroenke Sports & Entertainment, LLC

1000 Chopper Circle

Denver, CO 80204

Attention: James A. Martin

Fax No: (720) 931-2027

Attention: Stephen Stieneker

Fax No: (720) 931-1981

with a copy (which shall not constitute notice hereunder) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019-6150

Fax No: (212) 403-2000

Attention: Andrew J. Nussbaum, Esq.

Section 9.3. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acceptable Confidentiality Agreement” means an agreement, including any waivers or amendments, that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case that contains confidentiality and standstill provisions that are no less favorable to OUTD than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar provision that would prohibit the counter party from making an Alternative Proposal.

“Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Alternative Proposal” means with respect to OUTD, any proposal or offer from any third party relating to, or the public announcement or other public disclosure of the intention to undertake or engage in, (a) any transaction involving the merger, amalgamation, consolidation, arrangement, business combination, share exchange, take-over bid, going private transaction, tender offer, exchange offer, or sale of OUTD, (b) the acquisition (by lease, license, long-term supply agreement or other arrangement having the same economic effect as an acquisition), exchange or transfer directly or indirectly of assets or businesses (including by spin-off or split-off) that constitute or generate 25% or more of the total revenue, net income or assets of OUTD and its Subsidiaries, taken as a whole, immediately prior to such acquisition, exchange or transfer or (c) the acquisition of 25% or more of the issued and outstanding capital stock or other securities (including options, rights or warrants to purchase, or securities convertible into such securities) or voting interests in OUTD, (d) any liquidation, dissolution or winding up of OUTD or (e) a similar transaction or series of transactions, involving OUTD or any of its Subsidiaries having the effect of clauses (b) or (c) above; provided, however, that the term “Alternative Proposal” shall not include the Merger or the Transaction.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banking institutions are required or authorized by law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Laws” mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 1, 2013, by and between OUTD and Parent, as thereafter may be amended.

“Contract” means any written or oral agreement, arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Employee Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA and each other material pension, bonus, profit sharing, stock option, stock appreciation right, stock bonus, employee stock ownership, incentive compensation, deferred compensation, savings, welfare, employment, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, health, dental, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, or fringe benefit plan, or other material employee benefit plan, program, arrangement or agreement (including any “multiemployer plan” as defined in Section 3(37) of ERISA), whether written or unwritten, qualified or non-qualified, funded or unfunded.

“Environmental Laws” means any and all applicable federal, state, foreign, interstate, local or municipal Laws, rules, Orders, regulations, statutes, ordinances, codes, injunctions, decrees and requirements of any Governmental Authority, any and all common Law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning (a) pollution, (b) any Hazardous Materials or (c) protection of human health, safety or the environment, as currently in effect.

“Environmental Liabilities” means, with respect to any Person, any and all liabilities of such Person or any of its Subsidiaries (including any entity that is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which arise under or relate to matters covered by Environmental Laws or arise out of, are based on or result from the presence, Release, or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by OUTD or its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulation promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea-formaldehyde, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.

“Intellectual Property” means all intellectual property or proprietary rights of any kind in any jurisdiction, including all (a) copyrights, (b) patents and industrial designs (including all divisions, continuations, continuations-in-part, or patents issued thereon or reissues thereof), (c) Software, (d) Trademarks, (e) Trade Secrets and (f) all registrations and applications relating to any of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, covenant, restriction, easement or encumbrance of any kind in respect of such asset.

“Material Television Distributor” means each of the following entities and each of the respective Affiliates, successors and assigns thereof: Comcast Cable Communications, LLC; DIRECTV, Inc.; DISH Network, L.L.C.; Time Warner Cable Inc.; Cox Communications, Inc.; Verizon Corporate Services Group, Inc.; Charter Communications Holding Company, LLC; AT&T Services, Inc.; CSC Holdings, LLC; National Cable Television Cooperative, Inc.; Bright House Networks, LLC; Cequel III Programming, LLC dba Suddenlink Communications; Mediacom LLC and Mediacom Broadband LLC; and Midcontinent Communications.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“OUTD Affiliation Agreements” means all the carriage, affiliation, distribution and similar agreements for the retransmission or other distribution of the OUTD Network in the United States, its territories and/or possessions on a linear or non-linear (including video-on-demand or online) basis to which OUTD or its Affiliates is a party, including new, replacement or extension agreements, in each case, solely to the extent relating to the OUTD Network.

“OUTD Benefit Plan” means any Employee Benefit Plan with respect to which OUTD or any of its Subsidiaries have any obligations or liabilities, including any Employee Benefit Plan that has been adopted or maintained by OUTD, any of its Subsidiaries or any ERISA Affiliate, or with respect to which OUTD or any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of any current or former employee, director, consultant or member of OUTD or any of its Subsidiaries.

“OUTD Common Stock” means the common stock, par value $0.001 per share, of OUTD.

“OUTD Credit Facility” means the revolving line of credit agreement with U.S. Bank, N.A.

“OUTD Disclosure Schedule” means the Disclosure Schedule prepared by OUTD and delivered to Parent on or prior to the date of this Agreement.

“OUTD Existing Content Agreements” means any Contract (i) granting to OUTD any rights to broadcast, record, exploit or otherwise use any event, series of events, programming or other content of any kind or nature, (ii) granting to OUTD any rights to the services of, or content developed or produced by, any talent, whether on-air or otherwise, (iii) relating to the development, financing or production of any programming by OUTD and (iv) whereby OUTD grants to any third party the right to distribute, broadcast, exploit or otherwise use any such programming (other than OUTD Affiliation Agreements).

“OUTD Material Affiliation Agreements” means each OUTD Affiliation Agreement with any Material Television Distributor.

“OUTD Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of OUTD and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an “OUTD Material Adverse Effect” for purposes of this clause (i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of OUTD Common Stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “OUTD Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an OUTD Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the U.S., (D) the announcement of this Agreement or the announcement or pendency of the Transaction (provided, that this clause (D) shall not preclude any undisclosed contractual consequences that arise under the terms of any Contract to which OUTD or any of its Subsidiaries is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been an OUTD Material Adverse Effect), (E) changes in applicable Law or in the interpretation thereof, (F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on OUTD or any of its Subsidiaries, (G) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which OUTD and its Subsidiaries operate or the market for OUTD’s products, (H) any action taken by OUTD or its Subsidiaries with the prior written consent of Parent; (I) any failure of OUTD to meet published analysts estimates, internal and external financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “OUTD Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an OUTD Material Adverse Effect); provided, however, that such matters in the case of clauses (B), (C), (E), (F) and (G) shall be taken into account in determining whether there has been or will be a “OUTD Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on OUTD and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of OUTD and its Subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of OUTD to perform its obligations under this Agreement or to consummate the Transaction prior to the Termination Date.

“OUTD Network” means the national television network distributed by OUTD as of the date hereof under the name “Outdoor Channel.”

“OUTD Preferred Stock” means the Preferred Stock, par value $0.001 per share, of OUTD.

“OUTD Subsidiary” means a Subsidiary of OUTD.

“Parent Disclosure Schedule” means the Disclosure Schedule prepared by Parent and delivered to OUTD on or prior to the date of this Agreement.

“Parent Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an “Parent Material Adverse Effect” for purposes of this clause (i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (B) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the U.S., (C) the announcement or pendency of this Agreement or the announcement of the Transaction (provided, that this clause (C) shall not preclude any undisclosed contractual consequences that arise under the terms of any Contract to which Parent or any of its Subsidiaries is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been an Parent Material Adverse Effect), (D) changes in applicable Law or in the interpretation thereof, (E) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Parent or any of its Subsidiaries, (F) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Parent and its Subsidiaries operate or the market for Parent’s products, (G) any action taken by Parent or its Subsidiaries with the prior written consent of OUTD, or (H) any failure of Parent to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an Parent Material Adverse Effect); provided, however, that such matters in the case of clauses (A), (B), (D), (E) and (F) shall be taken into account in determining whether there has been or will be an “Parent Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of Parent and its Subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the Transaction prior to the Termination Date.

“Permitted Liens” means, with respect to OUTD or Parent, as applicable, (i) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by such Person or any of its Subsidiaries and for which such Person or its applicable Subsidiary has established adequate reserves, (ii) Liens for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty and for which there has been established adequate reserves, (iii) Liens that are reflected as liabilities on its most recent audited balance sheet and the existence of which is referred to in the notes to such balance sheet, (iv) all non-monetary exceptions to title insurance coverage that customarily or of necessity are not or cannot be removed (such as rights or instruments that are recorded against the Real Property owned by such Person), (v) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (vi) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business,

(vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (viii) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (ix) Liens created under the OUTD Credit Facility, and (x) other non-monetary imperfections of title or encumbrances, if any, that, individually or in the aggregate have not had, and would not reasonably be expected to have, an OUTD Material Adverse Effect or an Parent Material Adverse Effect, as applicable.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Real Property” shall mean all land, together with all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto and all leasehold and subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migrating into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer programs, software and databases, and all documentation related to any of the foregoing, excluding any generally available commercial software licensed on non-negotiated terms for a one-time license fee less than $10,000.

“SOX Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than 50% of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the equity or economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

“Superior Proposal” means, with respect to OUTD, any bona fide written Alternative Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) assets that constitute more than 50% of the total consolidated assets of OUTD and its Subsidiaries, taken as a whole, or (b) more than 50% of the OUTD Common Stock, in each case, on terms that the OUTD Board determines in good faith, after consultation with outside legal counsel and financial advisors, taking into account all terms and conditions of such Alternative Proposal determined by the OUTD Board to be relevant and this Agreement (as it may be proposed to be amended), (i) to be more favorable, from a financial point of view, to OUTD’s stockholders than the terms of this Agreement (as it may be proposed to be amended) and (ii) is reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Proposal determined by the OUTD Board to be relevant and the Person making such Alternative Proposal.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Trade Secrets” mean trade secrets and other confidential information, including technology, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Trademarks” mean trademarks, service marks, trade names, trade dress, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing.

“Transaction” means the Merger and all other transactions contemplated by this Agreement and the Transaction Documents to be consummated at the Closing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the OUTD Disclosure Schedule and the Parent Disclosure Schedule, the Support Agreement, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or OUTD in connection with the Transaction.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 9.4. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Board Recommendation Change	6.1(d)
Closing	1.2
Closing Date	1.2
Dissenting Shares	2.1(c)
Effective Time	1.1(b)
Exchange Agent	2.2(a)
FCC	3.22
FCC Application	6.14

Term	Section
FCC Approval	6.14
FCC Authorization	3.22
Indemnified Party	6.10(a)
Intervening Event	6.1(d)
Licensed OUTD Intellectual Property	3.10(a)
Line of Business	3.8(a)(iii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Filing	1.1(b)
Merger Sub	Preamble
Non-Recourse Parties	8.3(d)
Notice	6.1(d)(i)
OUTD	Preamble
OUTD Board	Recitals
OUTD Board Recommendation	6.3
OUTD Certificate	2.1(a)
OUTD Charter	3.1(b)
OUTD Equity Award	2.3(b)
OUTD Financial Statements	3.4(b)
OUTD Incentive Plan	2.3(a)
OUTD Intellectual Property	3.10(a)
OUTD IP Licenses	3.10(c)
OUTD Leased Property	3.11(b)
OUTD Material Contracts	3.8(b)
OUTD Organizational Documents	3.1(b)
OUTD Owned Property	3.11(a)
OUTD Participants	6.13(a)
OUTD Permits	3.6(a)
OUTD Property	3.11(b)
OUTD Real Property Lease	3.11(b)
OUTD Registered Intellectual Property	3.10(b)
OUTD SEC Reports	3.4(a)
OUTD Significant Subsidiaries	3.1(a)
OUTD Stock Option	2.3(a)
OUTD Stockholder Approval	3.3(c)
OUTD Stockholders’ Meeting	6.2
OUTD Subsidiary Organizational Documents	3.1(b)
OUTD Voting Debt	3.2(d)
Outside Date	8.1(b)(i)
Owned OUTD Intellectual Property	3.10(a)
Parent	Preamble
Parent Board	Recitals
Parent Members	Recitals
Parent Organizational Documents	4.2(b)
Personal Information	3.10(j)

Term	Section
Privacy Policy	3.10(j)
Proxy Statement	6.2
Representatives	6.5(a)
Support Agreement	Recitals
Surviving Corporation	1.1(a)
Takeover Statute	3.13
Termination Fee	8.3(a)
Time-Buy Agreements	3.8(a)(xi)

Section 9.5. Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States of America.

(h) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(l) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(m) The phrases “made available to Parent” and “provided to Parent” when used herein, shall mean copies of the subject document were either (i) uploaded to certain data rooms prior to the date of this Agreement accessible by Parent, (ii) made publicly available as an exhibit to OUTD’s annual report on Form 10-K for the fiscal year ended December 31, 2011 or to any subsequently filed Form 10-Q filed by OUTD with the SEC prior to the date hereof or (ii) otherwise provided to Parent.

(n) The phrases “made available to OUTD” and “provided to OUTD” when used herein, shall mean copies of the subject document (i) were uploaded to certain data rooms prior to the date of this Agreement accessible by OUTD and/or (ii) otherwise provided to OUTD.

Section 9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents (including the Confidentiality Agreement and the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for, after the Effective Time, the rights of OUTD’s stockholders to receive the Merger Consideration as specified in Section 2.1, and the rights of OUTD’s and Parent’s current directors and officers under Section 6.10, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8. Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party, provided that either of Parent or Merger Sub may assign any of its respective rights and obligations to any Affiliate of Parent, provided however that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect of this Agreement or the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transaction, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the Transaction or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11. Effect of Disclosure. The disclosure of any matter in OUTD Disclosure Schedule or the Parent Disclosure Schedule shall expressly not be deemed to constitute an admission by OUTD or Parent, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

Section 9.12. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

Section 9.13. Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement (other than Section 7.1(a)) or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 9.13 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement (other than Section 7.1(a) and the first sentence of this Section 9.13) may be amended at any time, whether before or after the receipt of the OUTD Stockholder Approval, by the mutual written agreement of Parent and OUTD; provided, however, that after the OUTD Stockholder Approval has been obtained, no such amendment shall be made which by law requires further stockholder approval without such approval. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 9.14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION OR THE ACTIONS OF PARENT, OUTD OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.15. Specific Performance.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any party. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at Law or in equity.

(b) Notwithstanding the parties’ rights to specific performance or injunctive relief pursuant to this Section 9.15(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages.

Section 9.16. Other. In the event of a dispute between any of the parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such action or proceeding, including, without limitation, reasonable legal fees and associated costs.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

KROENKE SPORTS & ENTERTAINMENT, LLC

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President and Chief Executive Officer

KSE MERGER SUB, INC.

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President

OUTDOOR CHANNEL HOLDING, INC.

By:	/s/ Perry T. Massie
Name:	Perry T. Massie
Title:	Co-Chairman of the Board of Directors

[Signature Page to Agreement and Plan of Merger]